Press Release	Source: Global Energy Inc.

Global Energy Subsidiary Enters Into 50 Year Lease Agreement With Ethiopian Regional Authority to Farm Castor Seeds for
Production of Castor Oil on 20,015 Hectares of Land in Ethiopia

Wednesday October 10, 9:30 am ET

NEW YORK--(BUSINESS WIRE)--Global Energy Inc. (the "Company") (OTCBB:GEYI - News), an alternative energy innovator focusing on the processing of solid and energy waste into usable products, today announced that the Company's majority owned subsidiary has entered into lease agreements dated October 5, 2007 with the Southern Nations Nationalities People's Regional State, Ethiopia ("SNRS") for a 50 year lease of: 20,000 hectares of rural land located in the Gamo Gofa zone in the SNRS for the purpose of cultivating castor seeds; and 15 hectares of land located in the Gamu Gofa zone, Kucha Woreda, in the SNRS for the purpose of operating an oil crushing plant through an existing facility on the property. The agreement is subject to, among other things, the following conditions:

(i) the Company must pay SNRS a rental fee of Birr $47 approximately US$5) or Birr $78 (approximately US$8.50) per hectare per year, depending on whether the leased land is defined as second or first class land, respectively.

(ii) the Company must completely develop the 20,000 hectares leased to the Company within eight years of the execution date of the agreement, including planting and maintaining trees or other oil producing crops.

(iii) the Company must completely develop the 15 hectares leased to the Company within three years of the execution date of the agreement.

(iv) the Company must perform a survey on the 20,000 hectares within 24 months of the execution date of the agreement.

(v) the Company has an option to lease additional farmland from the SNRS during the term of the lease agreement (up to an additional 100,000 hectares of farmland) on the same terms as the lease agreement for the 20,000 hectares.

(vi) the Company is not required to make any rental payments on its 20,000 hectare lease agreement until the fourth year of the agreement.

The agreements were entered into by Global Energy Ethiopia ("GEE"), a 99.9% owned subsidiary of Global NRG Pacific Ltd., which itself is a 50.1% owned subsidiary of the Company that was formed as a joint venture with Yanai Man Projects Ltd. for the purpose of producing crude castor oil to aid in the manufacture of bio-diesel fuels. GEE intends in the coming months to enter into community farming agreements with local municipal authorities pursuant to which local farmers will grow castor seeds for the Company and for cultivation of the leased lands with modern advanced agricultural systems. GEE also intends to file a request for funding from the Ethiopian Development Bank to fund 70% of the project investment and working capital for the first year.

"This agreement represents entry into a rich area in a prime geographic location that holds the potential to garner Global revenue while providing a sorely needed end-product. With strong government relations and an infrastructure in place, this joint venture represents one, of many, large projects on the continent of Africa," stated Asi Shalgi, CEO.

About Global Energy

Global Energy's mission is to commercialize innovative technologies which produce energy from waste and renewable sources, while contributing to a vision of a cleaner environment. Global Energy intends to use of the most efficient and environmentally friendly of all currently available alternative fuel technologies, each originally developed and patented by acclaimed scientists.

For further information please visit www.global-nrg.biz/.

Forward Looking Statements.

Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, that we expect that 70% of the invested money will be by a loan from the Ethiopian Development Bank; that the Company has strong government relations and infrastructure in place in Ethiopia; that the lease agreement has the potential to garner revenue to the Company; that GEE intends in the coming months to enter into community farming agreements with local municipal authorities pursuant to which local farmers will grow castor seeds for the Company and for cultivation of the leased lands with modern advanced agricultural systems; and that we plan to utilize left over refuse of other energy production methods to create usable energy.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the inherent uncertainties and speculative nature associated with biofuels and alternative fuel sources; (ii) potential environmental liabilities, weather, mechanical failures, safety concerns, labour problems and financing problems; (iii) changes in economic conditions, adverse exchange rates and financial markets; (iv) the risk that we are not able to execute our business plan, such as entering agreements with strategic partners, leasing land, obtaining loans, etc; (v) the inability to retain key employees; (vi) changes in energy prices and the high cost of alternative fuels; (vii) Global Energy's inability to finance its operations or growth; (viii) the inability to obtain all necessary government, environmental and regulatory approvals; (ix) an increase in competition in the biofuel and alternative fuel market; (x) the possibility that our technology does not work as well as expected; and (xi) inability to access additional funds under the arranged convertible debenture which is subject to certain conditions to funding. Investors should consider all of these risks and should also refer to the risk factors disclosed on the SEC filings of other start up alternative energy companies.

Contact:
Global Energy
Irit Arbel, 718-701-5336
iritarbel@global-nrg.biz
Cynthia DeMonte, 917-273-1717
cynthiademonte@global-nrg.biz

Source: Global Energy Inc.